September 23, 2008

Aftersoft Group, Inc.
Regus House
Heronsway Chester Business Park
Chester CH4 9QR
United Kingdom

Re:	Amendment No. 1 to Loan Agreement

Dear Sirs:

Reference is made to the Revolving Credit and Term Loan Agreement dated as of December 21, 2007 (the “Loan Agreement”), by and between ComVest Capital, LLC (the “Lender”) and Aftersoft Group, Inc. (the “Borrower”).  All capitalized terms used herein without definition have the respective meanings ascribed to them in the Loan Agreement.

The Borrower has advised the Lender that the Borrower failed to comply with Section 6.17 of the Loan Agreement for the four (4) consecutive quarters ended June 30, 2008, and that the Borrower anticipates that it will not be in compliance with such Section 6.17 for any of the four (4) quarter periods ending September 30, 2008 through and including June 30, 2009.  The Lender is ready, willing and able to waive such non-compliance for the four (4) quarter periods ending June 30, 2008 and September 30, 2009, to modify Section 6.17 of the Loan Agreement for the four (4) quarter periods ending December 31, 2008 through and including June 30, 2009, and to effect certain other modifications to the Loan Documents, all subject to and in accordance with the terms and conditions of this Amendment No. 1.

This will confirm the agreement of the Lender and the Borrower to make the following amendments to the Loan Agreement, the Term Note and Warrant No. CV-2 (issued pursuant to the Loan Agreement).

1.           Waivers.  The Lender hereby waives the Borrower’s failure to comply with Section 6.17 of the Loan Agreement for the four (4) consecutive quarters ended June 30, 2008, and for the four (4) consecutive quarters ending September 30, 2008, provided that such waivers are limited to such four (4) quarter periods, and shall not constitute a waiver with respect to any other period or with respect to any other provision of the Loan Agreement in any other respect.

2.           Amended Covenant.  Section 6.17 the Loan Agreement is hereby amended so as to read in full as follows:

Section 6.17.  Coverage Test.  Permit, as of the end of any quarter of any Fiscal Year, the ratio of (a) EBIDA minus Capital Expenditures incurred to maintain or replace capital assets, to (b) Debt Service, for the four (4) consecutive quarters then ended to be less than the minimum ratio for such period set forth below (and the Borrower hereby acknowledges that such minimum ratios have been set based on 80% of the Borrower’s projected ratios for the subject periods):

Four Consecutive Fiscal Quarters Ending	Minimum Coverage Ratio

December 31, 2008	0.62 to 1.00
March 31, 2009	0.71 to 1.00
June 30, 2009	0.50 to 1.00
On or after September 30, 2009	1.25 to 1.00

3.           Term Loan Amortization.

(a)           Section 1(b) of the Term Note is hereby amended so as to read in full as follows:

(b)           Principal.  The Principal of this Note shall be payable (i) in eleven (11) equal monthly installments of $208,333.33 each, due and payable on the first day of each calendar month commencing January 1, 2010 and continuing through and including November 1, 2010, and (ii) a final installment due and payable on November 30, 2010 in an amount equal to the entire remaining principal balance of this Note.

(b)           A photocopy of this Amendment No. 1 may be attached to the Term Note to evidence the foregoing amendment, and/or the Borrower shall, upon request of the Lender at any time, execute and deliver to the Lender a replacement Term Note reflecting such amendment.

4.           Amendment to Warrant No. CV-2.  In consideration of the waivers, amendments and deferrals granted by the Lender in this Amendment No. 1, Warrant No. CV-2 issued by the Borrower to the Lender pursuant to the Loan Agreement is hereby amended so as to reduce the exercise price thereunder to $0.11 per share (subject to further adjustment(s) hereafter in accordance with such Warrant).  A photocopy of this Amendment No. 1 may be attached to Warrant No. CV-2 to evidence such exercise price reduction, and/or the Borrower shall, upon request of the Lender at any time, issue a replacement Warrant reflecting such exercise price reduction.

5.           Expenses.  The Borrower shall pay or reimburse the Lender for its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the preparation of this Amendment No. 1.

6.           Reaffirmation.

(a)           The Borrower hereby reaffirms all of its representations and warranties in the Loan Documents on and as of the date hereof, as if expressly made on and as of the date hereof.

(b)           The Borrower hereby (i) confirms the ongoing validity of all of the Obligations outstanding on the date hereof and on the effectiveness of this Amendment No. 1, (b) confirms that such Obligations are owing without reservation, defense, counterclaim or offset, (c) confirms that, after giving effect to this Amendment No. 1, neither the Borrower nor any Subsidiary has any claims or causes of action against the Lender or any of its Affiliates, managers or officers, and (d) acknowledges, confirms and agrees that none of the amendments to be effected by this Amendment No. 1 shall constitute a novation of any of the Obligations outstanding immediately prior to the effectiveness of this Amendment No. 1.

(c)           The Borrower hereby reaffirms the validity of all of the liens and security interests heretofore granted to the Lender as collateral security for the Obligations, and acknowledges that all of such liens and security interests, and all collateral heretofore pledged as security for the Obligations, continues to be and remains collateral for the Obligations from and after the effectiveness of this Amendment No. 1.

7.           Representations and Warranties.  Each of the Lender and the Borrower hereby represents and warrants that (a) this Amendment No. 1 has been duly and validly authorized by all necessary corporate or company action on such party’s part, (b) this Amendment No. 1 has been duly executed and delivered by such party’s duly authorized officer, and (c) this Amendment No. 1 constitutes such party’s valid and binding obligation, enforceable against such party in accordance with its terms.

8.           Ongoing Force and Effect; Waiver and Amendment.  Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and the other Loan Documents remain unchanged and in full force and effect.  All references to the Loan Agreement, Notes and/or Warrants in any other Loan Documents shall hereafter mean and refer to the Loan Agreement, Notes and/or Warrants as amended by this Amendment No. 1.  This Amendment No. 1 may not be amended or modified, nor may any performance required hereunder be waived, except pursuant to a written agreement signed by the party to be charged therewith.

9.           Governing Law.  This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.

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Kindly confirm your agreement to the foregoing by countersigning a counterpart copy of this Amendment No. 1 in the space provided below.

Very truly yours, COMVEST CAPITAL, LLC

By:	/s/ Gary E. Jaggard
Gary E. Jaggard, Managing Director

Acknowledged, Confirmed and Agreed To:

AFTERSOFT GROUP, INC.

By:	/s/ Ian Warwick
Name: Ian Warwick Title: President and CEO